UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2016

UNITED CONTINENTAL HOLDINGS, INC.

UNITED AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
Delaware	001-10323	74-2099724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

233 S. Wacker Drive, Chicago, IL		60606
233 S. Wacker Drive, Chicago, IL		60606
(Address of principal executive offices)		(Zip Code)

(872) 825-4000

(872) 825-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2016, United Continental Holdings, Inc. (the “Company”) announced that J. Scott Kirby was appointed President of the Company, effective at 2:30 pm CT on Monday, August 29, 2016. Mr. Kirby will report to Oscar Munoz, the Company’s Chief Executive Officer, who served as the Company’s President prior to Mr. Kirby’s appointment.

Mr. Kirby, age 49, previously served since December 2013 as President of American Airlines Group and American Airlines, Inc. Mr. Kirby also previously served as President of US Airways from October 2006 to December 2013. Mr. Kirby held significant other leadership roles at US Airways and at America West prior to the 2005 merger of those carriers, including Executive Vice President—Sales and Marketing (2001 to 2006); Senior Vice President, e-business (2000 to 2001); Vice President, Revenue Management (1998 to 2000); Vice President, Planning (1997 to 1998); and Senior Director, Scheduling and Planning (1995 to 1998). Prior to joining America West, Mr. Kirby worked for American Airlines Decision Technologies and at the Pentagon. Mr. Kirby earned a masters of science degree from George Washington University and a bachelor’s degree from the U.S. Air Force Academy.

There are no arrangements or understandings between Mr. Kirby and any other person pursuant to which he was appointed as an officer of the Company. Mr. Kirby does not have any family relationship with any director or other executive officer of the Company, and there are no transactions in which Mr. Kirby has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved the terms of Mr. Kirby’s compensation. Under such terms, the Company will provide Mr. Kirby an annual base salary of $875,000, a 2016 annual target incentive compensation equal to 125% of his pro-rated 2016 base salary, and a 2016 long-term incentive opportunity equal to 625% of his pro-rated 2016 base salary. The 2016 long-term incentive awards consist of (i) restricted shares, (ii) performance-based RSUs (with a return on invested capital metric), and (iii) performance-based RSUs (with a relative pre-tax margin metric). In addition, Mr. Kirby received a sign-on transition award consisting of premium-priced stock options (with an exercise price that is 25% higher than the closing stock price on the date of grant) with a total Black-Scholes grant value of $5 million. The options are split into two tranches as follows: (i) $2 million of the grant date value consists of stock options with a seven year term that vest in 1/3 increments on the first, second and third anniversary of the grant date; and (ii) $3 million of the grant date value consists of stock options with a ten year term that vest in 1/3 increments on the fourth, fifth and sixth anniversary of the grant date.

Mr. Kirby has been designated as an eligible participant in the United Continental Holdings, Inc. Executive Severance Plan (the “Plan”). The Plan provides participants with certain payments and benefits upon termination of employment. In the event he is terminated by the Company without “cause” or he terminates for “good reason” (as defined in the Plan), Mr. Kirby will receive a cash severance payment equal to two times the sum of his annual base salary and target annual incentive compensation opportunity as in effect immediately prior to termination and continued coverage pursuant to the Company’s or an affiliate’s welfare benefit plans for 24 months following termination. The Plan provides that all termination payments and obligations of the Company or its affiliates are subject to receipt of a signed and irrevocable release agreement relating to certain legal claims and liabilities against the Company or its affiliates. Under the terms of the Company’s restricted share agreement, Mr. Kirby will be subject to post-termination restrictive covenants during a limited time period relating to solicitation or hiring of any employee of the Company or its affiliates and certain non-competition obligations (except upon involuntary or good reason termination). In addition, he will be bound by obligations of confidentiality and non-disparagement for an indefinite duration with respect to the Company and its affiliates.

Item 9.01. Financial Statements and Exhibits.

(a) - (c)	Not applicable.

(d)	Exhibits:

Exhibit Number	Description of Exhibit

99.1	Press Release issued by the Company on August 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CONTINENTAL HOLDINGS, INC. UNITED AIRLINES, INC.

	By:	/s/ Jennifer L. Kraft
	Name:	Jennifer L. Kraft
	Title:	Deputy General Counsel and Secretary

Date: August 30, 2016

Exhibit Number	Description of Exhibit

99.1	Press Release issued by the Company on August 29, 2016.